Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

●  Total gross profit of $20.6 million

●  Net income of $14.7 million, or $0.99 per share

●  Consolidated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $20.7 million

HOUSTON, TX / ACCESS Newswire / May 15, 2026 / Blue Dolphin Energy Company ("Blue Dolphin") (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three months ended March 31, 2026.

Results of Operations

Blue Dolphin reported net income of $14.7 million, or $0.99 per share, for the three months ended March 31, 2026 compared to net income of  $2.2 million, or $ 0.15 per share, for the three months ended March 31, 2025.  Gross profit totaled $20.6 million for the first quarter of 2026 compared to gross profit of $6.1 million for the same period in 2025. Consolidated EBITDA totaled $20.7 million in the first quarter of 2026 compared to consolidated EBITDA of $5.1 million in the first quarter of 2025.

See the tables below for a reconciliation of consolidated EBITDA.

"Blue Dolphin delivered strong financial results in the first quarter of 2026, reflecting improved product differentials and favorable inventory impacts against a backdrop of continued geopolitical uncertainty and shifting global refined product markets," said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company.

Liquidity

As of March 31, 2026 Blue Dolphin had $1.4 million in cash and cash equivalents and restricted cash compared to $2.0 million at December 31, 2025.

For more information regarding Blue Dolphin's financial results for the three months ended March 31, 2026, see Blue Dolphin's Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission (the "SEC") on May 15, 2026.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Consolidated Results of Operations (Unaudited)

	Three Months Ended
	March 31,
	2026	2025
	(in thousands, except per-share amounts)

Total revenue from operations	$81,490	$83,692
Total cost of goods sold	60,920	77,619

Gross profit	20,570	6,073

LEH operating fee, related party	233	182
Other operating expenses	161	119
General and administrative expenses	1,172	1,355
Gain on regulatory settlement	(1,013)	-
Depreciation and amortization	74	74
Interest, net	1,382	1,464
Total cost and expenses	2,009	3,194

Income before income taxes	18,561	2,879

Income tax benefit (expense)	(3,831)	(635)

Net income (loss)	$14,730	$2,244

Income (loss) per common share
Basic	$0.99	$0.15
Diluted	$0.99	$0.15

Reconciliation of Certain Non-U.S. GAAP Measures (Unaudited)

	Three Months Ended March 31,
	2026				2025
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$17,238	$659	$664	$18,561	$3,789	$362	$(1,272)	$2,879

Add: depreciation and amortization	498	147	74	719	298	342	74	714
Add: interest, net	854	414	114	1,382	836	477	151	1,464

EBITDA	$18,590	$1,220	$852	$20,662	$4,923	$1,181	$(1,047)	$5,057

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-barrel per day crude distillation tower with over 1.25 million barrels of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin formed in 1986 as a Delaware corporation and trades on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin's 2025 Annual Report on Form 10-K as filed with the SEC on March 31, 2026 and in subsequent filings with the SEC. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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